EXHIBIT 3.12

AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS;
CHANGES IN FISCAL YEAR

On May 17, 2005, the board of directors (the “Board”) of CPI Corp. (the “Company”) amended Article III, Section 3.2 of the Bylaws of the Company to reduce the size of the Board from seven to five.